Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated June 15, 2016, relating to the financial statements and supplemental schedule of the Trustmark 401(k) Plan, which appears in Trustmark Corporation’s Annual Report on Form 11-K for the year ended December 31, 2015.

/s/ Hancock Askew & Co., LLP

Norcross, Georgia

September 15, 2016